THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 12, 2016, is by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (collectively, the “Guarantors”), the Lenders party hereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of May 30, 2012 (as amended by that certain First Amendment to Credit Agreement dated as of December 19, 2014, that certain Second Amendment to Credit Agreement and First Amendment to Security Agreement dated as of April 29, 2015 and as may be further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Lenders increase the Revolving Committed Amount which increase shall not be treated as an Incremental Revolving Facility Increase;

WHEREAS, the Credit Parties have requested that the Lenders amend certain other provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to increase the Revolving Committed Amount and make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    New Definitions. The following new definitions shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order.

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.18.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, (ii) the European Union or any member state thereof, (iii) Her Majesty’s Treasury, or (iv) the United Nations.

1.2    Amendment to Definition of Applicable Margin. The definition of Applicable Margin set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” shall mean the rate per annum set forth below opposite the applicable level then in effect (based on the Adjusted Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Adjusted Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Greater than or equal to 6.00 to 1.00	3.75%	2.75%	0.50%
II	Greater than or equal to 5.00 to 1.00 but less than 6.00 to 1.00	3.25%	2.25%	0.375%
III	Less than 5.00 to 1.00	2.75%	1.75%	0.25%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the Fourth Quarter) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. If the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Adjusted Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and Article VII.

1.3    Amendment to Definition of Excluded Taxes. The definition of Excluded Taxes set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Connection Income Taxes, (b) in the case of a Lender, U.S. federal withholding

Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires an interest in the Revolving Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

1.4    Amendment to Definition of FATCA. The definition of FATCA set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

1.5    Amendment to Definition of Maturity Date. The definition of Maturity Date set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” shall mean the date that is the earlier of (i) February 12, 2021 and (ii) the date that is six months prior to the maturity date of the Second Lien Notes; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

1.6    Amendment to Definition of Other Taxes. The definition of Other Taxes set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

1.7    Amendment to Definition of Sanctioned Entity. The definition of Sanctioned Entity set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Sanctioned Entity” shall mean, at any time, (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is itself the subject or target of any Sanctions.

1.8    Amendment to Definition of Sanctioned Person. The definition of Sanctioned Person set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Sanctioned Person” shall mean, at any time, (a) any Person listed on the Specially Designated Nationals and Blocked Persons List or Foreign Sanctions Evader List maintained by OFAC or in a Sanctions-related list maintained by the U.S. Department of State, (b) any Person operating, organized or resident in a country or territory which is itself the subject or target of any Sanctions or (c) any Person owned or controlled by any such Person or Persons.

1.9    Amendment to Section 2.1(a). The reference to “THIRTY MILLION DOLLARS ($30,000,000)” contained in Section 2.1(a) of the Credit Agreement is hereby amended to read “FIFTY FIVE MILLION DOLLARS ($55,000,000)”. Correspondingly, the references to “$30,000,000” appearing on the cover page and in the first whereas clause of the Credit Agreement are hereby amended to read “$55,000,000”.

1.10    Amendment to Sections 2.14(a)(ii) and (iii). Sections 2.14(a)(ii) and (iii) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Revolving Loans made by such Lender or any Letter of Credit or participation therein;

1.11    Amendment to Section 2.14(b). Section 2.14(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

1.12    Amendment to Section 2.16(a). Section 2.16(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)     Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

1.13    Amendment to Sections 2.16(g)(ii)(B)(i), (ii), (iii) and (iv). Sections 2.16(g)(ii)(B)(i), (ii), (iii) and (iv) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

1.14    Amendment to Section 2.22(b). Section 2.22(b) of the Credit Agreement is hereby amended by (i) inserting the word “and” before clause (xi) and (ii) by deleting clause (xii) in its entirety.

1.15    Amendment to Section 3.18. Section 3.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.18    Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries and, to the knowledge of the Credit Parties and their Subsidiaries, their respective officers, employees, directors and agents (on behalf the Credit Parties and their Subsidiaries), is in compliance, in all material respects, with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto (collectively, “Anti-Corruption Laws”). None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of Anti-Corruption Laws. No Revolving Loan or Letter of Credit, use of proceeds or other transactions contemplated by this Agreement will violate Anti-Corruption Laws.

1.16    Amendment to Section 3.28. Section 3.28 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.28    Compliance with OFAC Rules and Regulations.

(a)    None of the Credit Parties or their Subsidiaries or their respective Affiliates (on behalf of the Credit Parties and their Subsidiaries) and, to the knowledge of the Credit Parties and their Subsidiaries, the respective officers, employees, directors and agents of the Credit Parties and their Subsidiaries (on behalf of the Credit Parties and their Subsidiaries), is in violation of and shall not violate any applicable Sanctions.

(b)    None of the Credit Parties or their Subsidiaries or their respective Affiliates or to the knowledge of the Credit Parities and their Subsidiaries, the respective directors, officers or employees of the Credit Parties and their Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities or otherwise in violation of any applicable Sanctions, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities or otherwise in violation of applicable Sanctions. No proceeds of any Revolving Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity that will result in a violation by any Person (including any Person participating in the Transactions, whether as Lender, Arranger, Administrative Agent, Issuing Lender or otherwise) of Sanctions or otherwise violate any applicable Sanctions.

1.17    Amendment to Article VI. Article VI of the Credit Agreement is hereby amended by adding the following new Sections 6.15 and 6.16 to the end of such Article.

Section 6.15    Use of Proceeds.

The Borrower will not request any Revolving Loan or Letter of Credit and the Borrower shall not use and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Revolving Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or Sanctioned Entity, or in any country or territory which is itself the subject or target of any Sanctions that will result in a violation by any Person (including any Person participating in the Transactions, whether as Lender, Arranger, Administrative Agent, Issuing Lender, or otherwise) of Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.16    Compliance with OFAC Rules and Regulations.

None of the Credit Parties, nor any of their Subsidiaries or their respective Affiliates or the respective directors, officers or employees of the Credit Parties and any of their Subsidiaries shall be a Sanctioned Person or a Sanctioned Entity. None of the Credit Parties, nor any of their Subsidiaries or their respective Affiliates (on behalf of the Credit Parties or any of their Subsidiaries) or, to the knowledge of the Credit Parties or any of their Subsidiaries, the respective directors, officers or employees of the Credit Parties and any of their Subsidiaries (on behalf of the Credit Parties or any of their Subsidiaries) shall violate any applicable Sanctions in any material respect.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Third Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Lenders and the Administrative Agent.

(b)    Organizational Documents. The Administrative Agent shall have received (i) a certificate of a secretary or assistant secretary of each Credit Party certifying that the articles of incorporation, bylaws and/or other organizational documents (or their equivalent), as applicable, of each Credit Party that were delivered on the Closing Date (as defined in the Credit Agreement) or the date on which any Credit Party was joined as a Guarantor pursuant to the terms of the Credit Agreement, as applicable, or certified updates as applicable, remain true and correct and in force and effect as of the Third Amendment Effective Date and (ii) resolutions, incumbency and good standing certificates (or their equivalent), as applicable, for the Credit Parties.

(c)    Officer’s Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower stating that (i) after giving effect to this Amendment, no Default or Event of Default shall exist, (ii) all governmental and third party consents and all equity holder and board of directors (or comparable entity management body) authorizations for each Credit Party as are necessary for the execution and delivery of the Amendment shall have been obtained and shall be in full force and effect and (iii) the representations and warranties made by the Credit Parties in the Credit Agreement and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection with this Amendment shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects as if made on and as of the Third Amendment Effective Date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(d)    Legal Opinion. The Administrative Agent shall have received customary legal opinions of counsel for the Credit Parties (including an opinion of the general counsel of the Borrower) as may be reasonably requested by the Administrative Agent, in each case dated the Third Amendment Effective Date, addressed to the Administrative Agent and the Lenders (and their permitted assigns) and in form and substance acceptable to the Administrative Agent.

(e)    Fees and Expenses. The Administrative Agent shall have received from the Borrower, all fees and expenses that are payable to the Administrative Agent and the Lenders in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(f)    Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Third Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)    The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Credit Agreement and the Security Documents and prior to all Liens other than Permitted Liens.

(g)    The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3    Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4    Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6    Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7    Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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CARROLS RESTAURANT GROUP, INC.
THIRD AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CARROLS RESTAURANT GROUP, INC.,
a Delaware corporation

By:/s/ Paul R. Flanders
Name: Paul R. Flanders
Title: VP-CFO

GUARANTORS:	CARROLS CORPORATION,
a Delaware corporation

By:/s/ Paul R. Flanders
Name: Paul R. Flanders
Title: VP-CFO

CARROLS LLC,
a Delaware limited liability company

By:/s/ Paul R. Flanders
Name: Paul R. Flanders
Title: VP-CFO

CARROLS RESTAURANT GROUP, INC.
THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:/s/ Stephen A. Leon
Name: Stephen A. Leon
Title: Managing Director

LENDERS:	MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

By:/s/ Timothy P. McDevitt
Name: Timothy P. McDevitt
Title: Vice President

LENDERS:	Cooperatieve Rabobank U.A. New York Branch,
as a Lender

By:/s/ Van Brandenburg
Name: Van Brandenburg
Title: Executive Director

By:/s/ Megan Buckley
Name: Megan Buckley
Title: Vice President